Exhibit 23.4

Your Vision Our Focus

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our report dated September 18, 2023, relating to the consolidated financial statements of Firefly Neuroscience, Inc. (the “Company”) as of and for the year ended December 31, 2022, in the Company’s Amendment No. 1 to the Registration Statement (No. 333-276649) on Form S-4, for the registration of common stock.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

February 1, 2024

Turner, Stone & Company, L.L.P.

Accountants and Consultants

12700 Park Central Drive, Suite 1400

Dallas, Texas 75251

Telephone:972-239-1660 ⁄ Facsimile: 972-239-1665

Toll Free: 877-853-4195

Web site: turnerstone.com

INTERNATIONAL ASSOCIATION OF ACCOUNTANTS AND AUDITORS